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CINGULAR WIRELESS                                                  Exhibit 10.51
EXHIBITS

February 6, 2001

Mr. Thaddeus Arroyo
5953 McFarland Drive
Plano, TX 75093

Dear Thaddeus:

I am pleased to offer you the position of CIO for Cingular Wireless, the joint venture between BellSouth and SBC Communications. Your starting date will be no later than March 1, 2001, or earlier as mutually agreed.. It is anticipated that employees will become employees of the joint venture in the second half of the 2001. Prior to that time, you will be an employee of BellSouth. Your initial annual base salary will be $325,000. Future salary increases will be based on performance.

You will be eligible for an annual bonus. The 2001 standard bonus amount is $200,000. The bonus payout ranges from 0-200% depending upon the company's performance and your individual performance. The 2001 award will be paid out in March, 2002.

You will receive a regular grant of 30,000 BellSouth stock options effective March 1, 2001. Stock options are granted at the fair market value (average of the high and low stock price) on the date of the grant, and will vest after three years.

You will also receive a special one-time grant of 35,000 BellSouth stock options effective March 1, 2001. These options will also be granted at the fair market value (average of the high and low stock price) on the date of the grant, and will vest after three years.

You will also be granted four special bonus payments of $250,000 at the time of hire, and $200,000 on your first anniversary with the company, $150,000 on your second anniversary, and $100,000 on your third anniversary, for a total of $700,000. If you voluntarily terminate your employment for any reason, you agree to reimburse the company the full amount of any special bonus payment received within the previous 12 months, within 45 days of your separation date.

Assuming you forfeit the full value of your 2000 annual bonus from your current employer, you will receive a special payment of $74,000. Any bonus payment you receive from your current employer will reduce this special payment.

BellSouth's Flexible Benefits Program offers choices of benefit options and different levels of coverage so that you can build a benefits program that will suit your individual situation. Coverage under BellSouth's Flexible Benefits Plan is available to you on the first day of the month after you have completed 30 days of employment. I mention this so that you may arrange for personal coverage if a lapse occurs between the date your present medical insurance ceases and BellSouth's becomes effective.

You will also be eligible to receive the BellSouth senior manager automobile allowance of $350 per month and the BellSouth senior manager financial counseling plan of $1,800 per year. You will also be eligibility for other executive benefit plans for the joint venture when available.

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CINGULAR WIRELESS                                                  Exhibit 10.51
EXHIBITS

If your employment is involuntarily terminated within 36 months of your date of hire, other than for cause, you will be entitled to a separation payment of 1 times your salary plus standard bonus. This payment will be contingent upon you executing a transition agreement contain non-compete and non-solicitation provisions at the time of separation.

You are eligible for relocation under the BellSouth's Relocation Plan (see Attachment A). Following acceptance of this offer, a Relocation Design Analyst from BellSouth Residential Services will contact you with further details concerning your relocation.

This job offer is made on the understanding that you are not subject to any outstanding agreements that will restrict your ability to perform the duties of this position. These include non-competition and protection of proprietary information agreements.

In addition, please understand that your employment is contingent upon Board approval and your favorable completion of the following items:

1. Your signing an Intellectual Property and Proprietary Information Agreement;

2. Your passing a background investigation to be conducted by the Security Department of our Company;

3. Your passing a drug screening test;

4. Your satisfaction of the requirements of Form I-9, Employment Eligibility Verification. To conform to the federal immigration law, we are required as a condition of your employment to have you complete a Form I-9 and present the specified identity and employment eligibility documents for our review on your first day of employment with BellSouth. After acceptance of this offer, we will provide a copy of an I-9 form under separate cover. As indicated, the law requires that we verify original documents.

Please sign the "Accepted" line below and return the original to me. We look forward to hearing from you and working with you in the future.

Sincerely,

Accepted:

/s/ F. Thaddeus Arroyo              February 6, 2001
---------------------------------   ----------------
Name                                Date

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CINGULAR WIRELESS                                                  Exhibit 10.51
EXHIBITS

EFFECTIVE 3/1/99                     ATTACHMENT A

NEW HIRE RELOCATION PLAN
OVERVIEW

-     ELIGIBLE NEW HIRE HOMEOWNERS

- MANDATORY TO TALK TO BELLSOUTH RESIDENTIAL SERVICES PRIOR TO TALKING TO ANY AGENTS

-     TWELVE MONTHS FROM EFFECTIVE DATE OF HIRE TO USE ALL BENEFITS

-     SIGNED PAYBACK AGREEMENT REQUIRED

- MILEAGE FROM OLD HOME TO NEW WORKPLACE MUST EXCEED MILEAGE FROM OLD HOME TO OLD WORKPLACE BY 75 MILES

RELOCATION ALLOWANCE PAYMENT (SUBJECT TO TAX WITHHOLDING)

- Travel, meals, and lodging associated with homefinding trips, temporary living and move day

-     Deposits on services in the new location

-     Transportation of pets

-     Additional taxes as a result of relocation payments

- Any other expenses not expressly covered under other provisions of the Plan

HOME SALE PROGRAM

-     Offers assistance in selling current home through a third party

- Covers commission and other normal and customary home selling costs (paid directly to third party)

-     Mandatory 90 marketing period from time buyout is offered

DIRECT SALE PROGRAM (GROSSED UP FOR TAXES)

- Offers assistance in selling current home if home is not eligible for buyout (i.e., synthetic stucco, value greater than $500,000, more than 5 acres, etc.)

- Reimbursement for commission and other normal and customary home selling costs

CLOSING COST REIMBURSEMENT (SUBJECT TO TAX WITHHOLDING)

-     Assistance available up to 3% of mortgage amount

-     Of the 3%, not more than 1% loan origination fee

-     Discount points are not covered

RADON WARRANTY ON PURCHASE

- Handled by BellSouth's vendor of choice after closing (invoice direct billed to BellSouth)

-     Long term 120 day test

- Tests done prior to closing or by any other vendor are not reimbursable or covered

HOUSEHOLD GOODS MOVE

- Handled by carriers contracted by BellSouth (invoice direct billed to BellSouth)

-     Covers packing, moving and unpacking for most standard household items

-     Insurance provided up to certain limits

-     One car may be shipped if moving over 350 miles

THE COMPANY RESERVES THE RIGHT TO MAKE CHANGES IN THE RELOCATION PLAN AT ITS SOLE DISCRETION.

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CINGULAR WIRELESS                                                  Exhibit 10.51
EXHIBITS

THE COMPANY ALSO RESERVES THE RIGHT TO REFUSE HANDLING OF ANY PROPERTY UNDER THIS PLAN.

BELLSOUTH RESIDENTIAL SERVICES
1-800-221-4735 OR 404-249-5390